Exhibit 10.1

December 12, 2006

John Radak

Dear John:

We are pleased to extend the following offer of employment to you:

Title:	Chief Financial Officer (CFO)

Reporting to:	Caren Mason, President & CEO

Compensation:	$280,000 annually

Signing Bonus:	Upon commencing employment with QUIDEL Corporation, you will receive a one-time lump sum bonus of $50,000 (gross), to be paid within the first week of employment.

Annual Bonus:	You will participate in the bonus plan with a target bonus of 40% at achievement of plan. Your eligibility for this plan will be prorated in 2005.

Stock Options:

You will receive an option to purchase 100,000 shares of common QUIDEL stock. The vesting schedule for this option will be 25% on the first year anniversary of the Option Grant Date and the remaining 75% will vest quarterly over the next three years. The purchase price will be the closing NASDAQ market price of QUIDEL’s stock on your actual start date. These options are subject to approval of the Board of Directors.

Educational
Assistance:

You will receive $25,000 annually for each of four (4) years, associated with continuation of your MBA studies. This amount, which is separate from, and in addition to, eligibility in the annual bonus plan, will be payable within one week of hire and annually thereafter on the anniversary date as long as you continue to successfully progress through the MBA program and, having complete the MBA, remain employed with the company.

Vacation Benefit:	You will receive four weeks of vacation per year, accrued from your anniversary date.

Severance:

You will be entitled to a payment equivalent to half your annual salary (six months) in the event that your employment is severed without cause and for reasons not subject to change in control provisions.

Change in Control
Provisions:	You will be provided with change of control protection as outlined for other officers. Details of this protection are contained in the attached Agreement re: Change in Control.

Start Date:	February, 2007, the exact date TBD

In addition to the above, as a QUIDEL employee, you will be eligible to participate in our benefits programs, which will take effect on your first day of employment.  A summary of these benefits is enclosed.  Details of these benefit plans will be provided to you upon your employment.

As a condition of employment with QUIDEL Corporation, you will be required to: (1) read, sign and return one copy of the enclosed Invention and Confidential Information Agreement;  (2) within the first three days of employment, you must provide documents from the enclosed List of Acceptable Documents (I-9) which prove your identity and right to work in the United States; and (3) read, sign and return one copy of page 5 of the enclosed Employee Code of Conduct.

This offer of employment is contingent upon successfully passing a pre-employment drug screen, background and reference check.

QUIDEL Corporation is an at-will employer.  This means that you have the right to terminate your employment with QUIDEL at any time, for any reason, with or without notice.  Similarly, QUIDEL has the right to terminate the employment relationship at any time, for any reason, with or without notice.  Any contrary representations, which may have been made to you, are superseded by this offer.  Any modifications to this “at-will” term of your employment must be in writing and signed by you and QUIDEL’s President.

If you should voluntarily leave the company within one year of beginning work, you will be required to repay a prorated portion of your signing bonus.  You must make this repayment within 30 days of providing notice of your resignation.

This offer expires seven business days from the date of this letter.  Please indicate your acceptance of our offer by signing on the following page and returning a copy of this letter to Human Resources as soon as possible.

John, on behalf of Caren Mason, the Board of Directors, and the entire QUIDEL team, we are looking forward to having you join us as we work together to provide quality products to the medical community and to create value for the employees and shareholders of QUIDEL Corporation.

Sincerely,

Phyllis Huckabee
Vice President, Human Resources

cc:                                 Caren Mason
Human Resources

Enclosures

I have read, understand and accept these terms and conditions of employment.  I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and QUIDEL’s President.

John Radak	December 18, 2006
Signature	Date